CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of September 19, 2014 with an effective date of September 19, 2014 (the “Effective Date”), by and between Bone Biologics, Corp., a Delaware corporation (the “Company”), and T.O. Medical Development Inc. a California Corporation (“Consultant”).

1. Scope of Services.

1.1 Services. Consultant agrees to provide consulting services (“Services”) to the Company as reasonably requested by the Company’s Chief Executive Officer (“CEO”) or Board of Directors (the “Board”), which Services shall include those listed on Exhibit A attached hereto. Consultant shall report to the CEO or (if requested) directly to the Board. As part of the Services, Bruce Hazuka (an Employee and Advisor to the Consultant) will serve as the provider of the “Services.” The manner and means by which Consultant chooses to provide Services under this Agreement are in Consultant’s sole discretion and control. Consultant agrees to exercise the highest degree of professionalism in providing Services under this Agreement. Consultant agrees to use its best efforts to perform the Services such that the results are satisfactory to the Company. Consultant shall devote at least 15 days per month to performance of the Services. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without the Company’s prior written consent.

2. Compensation; Expenses. In consideration for the Services to be provided hereunder, the Company shall provide to Consultant the compensation set forth under Exhibit B attached hereto. Consultant shall not be authorized to incur on behalf of the Company any expenses above $1,000 without the prior consent of the Board or the CEO, which consent shall be evidenced in writing. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

3. Independent Contractor Relationship. Consultant’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of the Company and is not authorized to make any representation, contract, or commitment on behalf of the Company. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement.

4. Confidential Information.

4.1 Confidential Information. Consultant agrees during the term of this Agreement and thereafter that it will (and will cause all of its agents, principals and employees to) take all steps reasonably necessary to hold the Company’s Confidential Information (as defined below) in trust and confidence, and not use the Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and not disclose any such Confidential Information to any third party without first obtaining the Company’s express written consent on a case-by-case basis. “Confidential Information” means any information disclosed by the Company to Consultant, or created by or on behalf of Consultant during the course of providing Services hereunder, and includes, without limitation, any: (a) trade secrets, inventions, antibodies and other biological materials, cell lines, samples of assay components, mask works, ideas, processes, procedures, formulations, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding plans for research, developmental or experimental work, new products, clinical data, test data, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of the employees and other services providers of the Company. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Confidential Information if (1) it has been previously published or is otherwise readily available to the public other than by a breach of any obligation of confidentiality or (2) it has been rightfully received by Consultant from a third party without any obligation of confidentiality.

4.2 Third Party Information. Consultant understands that the Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel) or to use, except in connection with performing the Services, Third Party Information unless expressly authorized in writing by an officer of the Company.

4.3 No Conflicting Arrangements. Consultant represents and warrants that Consultant has not performed since January 1, 2005, and does not presently perform or intend to perform, any consulting or other services for, or engage in or intend to engage in an employment relationship with, any third party who business or proposed business in any way involve products or services which are, or are likely to be, directly or indirectly competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of this Agreement (“Competitive Services”). If, however, Consultant in the future decides to provide Competitive Services, Consultant shall provide the Company at least thirty (30) days’ prior written notice, specifying the name and address of the third party, and sufficient information regarding the proposed Competitive Services to permit the Company to evaluate whether they would conflict with (a) the terms of this Agreement, (b) the interests of the Company, or (c) further services which the Company might request of Consultant. If the Company, in its sole discretion, determines that the proposed Competitive Services would or are likely to conflict with any of (a) through (c) above, it will so notify Consultant in writing. If Consultant thereafter enters into any agreement or arrangement relating to these Competitive Services, or provides Competitive Services to this third party, this Agreement will terminate immediately as of that date, and the Company shall have no further payment obligations of any kind to Consultant.

4.4 Confidential Information of Others. Consultant represents and warrants that, as of the Effective Date, Consultant’s act of entering into this Agreement, acquiring any equity or other interest in the Company (if any), and providing Services to the Company do not violate any outstanding agreement or obligation, of Consultant’s. Consultant further agrees that it will not perform any Services for the Company which would conflict with any agreement or obligation of Consultant or which would cause or result in any other person or entity having any ownership interest in any intellectual property of the Company’s, and will promptly notify the Company in writing in the event that any proposed Services may conflict with any such agreement or obligation, or result in such person or entity having any ownership interest. If the Company determines, in its sole discretion, that any of the foregoing has occurred or is likely to occur, the Company may terminate this Agreement immediately upon written notice.

5.  Work Product and Intellectual Property Rights.

5.1 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any trade secrets, ideas, inventions (whether patentable or unpatentable), antibodies and other biological materials, cell lines, samples of assay components, mask works, processes, procedures, formulations, formulas, software source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, trademarks, manufacturing techniques, or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to the Company, or any person designated by the Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for the Company (“Company Work Product”).

5.2 Assignment of Company Work Product. Consultant irrevocably assigns to the Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). If Consultant has any rights to the Company Work Product that cannot be assigned to the Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such rights, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Company Work Product that cannot be assigned to the Company or waived by Consultant, Consultant unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

5.3 Enforcement of Proprietary Rights. Consultant will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified above, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.

6. Consultant Representations and Warranties. Consultant hereby represents and warrants that (a) no portion of the Services nor any element thereof will infringe the Proprietary Rights of any third party; (b) Consultant will, and will cause its employees and agents to, comply with all applicable laws and regulations in connection with the performance of the Services and its other obligations hereunder; and (c) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party or breach of any third party obligation.

7. Term and Termination

7.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until August 1, 2016, unless terminated earlier as provided herein.

7.2 Termination for Cause by the Company. Although the Company anticipates a mutually rewarding relationship with Consultant, the Company may terminate Consultant’s engagement immediately at any time for Cause subject to the terms of this Agreement. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Consultant with respect to Consultant’s obligations or otherwise relating to the business of the Company; (b) any acts or conduct by Consultant that are materially adverse to the Company’s interests; (c) Consultant’s material breach of this Agreement; (d) Consultant’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise materially negatively impacts Consultant’s ability to effectively perform Consultant’s duties hereunder; (e) Consultant’s willful neglect of duties as determined in the good faith discretion of the Board of Directors (provided that poor performance and/or subpar results by themselves do not constitute Cause); or (f) the winding down of the Company’s business and/or dissolution or liquidation of the Company (other than in connection with a change in control). In the event of termination of Consultant’s engagement based on clauses (a), (b) or (e) above, Consultant will have fifteen (15) days following receipt of notice from the Company to cure the issue, if curable. In the event Consultant’s engagement is terminated in accordance with this subsection 7.2 Consultant shall be entitled to receive only Consultant’s base cash compensation then in effect, prorated to the date of termination plus all benefits, if any, accrued through the date of termination (collectively, “Standard Entitlements”). In addition, Consultant shall be entitled to receive reimbursement of any business expenses, to the extent not previously reimbursed, in accordance with Section 2 above. Except for any terms and conditions of this Agreement that by their terms survive termination of Consultant’s engagement, all other Company obligations to Consultant pursuant to this Agreement will become automatically terminated and completely extinguished. For clarification, the foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Consultant’s engagement by the Company.

Termination Without Cause. The Company may terminate Consultant’s engagement under this Agreement without Cause at any time by providing 90 days written notice to Consultant.

7.3 Resignation of Other Positions. Should Consultant’s engagement terminate for any reason, Consultant agrees to immediately resign all other positions Consultant may hold with or on behalf of the Company, if any.

7.4 Application of Section 409A.

(i) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) that is to be paid based upon Consultant’s termination of engagement shall be paid unless and until Consultant has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Consultant is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Consultant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Consultant’s separation from service shall be paid to Consultant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Consultant’s separation from service or, if earlier, the date of Consultant’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(ii) The Company intends that income provided to Consultant pursuant to this Agreement or otherwise will not be subject to taxation under Section 409A of the Code and the Company shall utilize commercially reasonable efforts in administering this Agreement and any payments or benefits to be provided to Consultant to ensure that Consultant is not subject to any such taxation. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Consultant pursuant to this Agreement.

(iii) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.5 Return of Company Property; Noninterference. Upon termination of the Agreement or earlier as requested by the Company, Consultant will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information or Confidential Information of the Company. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at any time with or without notice. During the term, and for a period of two (2) years immediately following the termination, of this Agreement, Consultant agrees not to solicit or induce any employee or other service provider of the Company to terminate or breach an employment, contractual or other relationship with the Company.

7.6 Survival. Sections 2 and 4 through 8 shall survive any termination or expiration of this Agreement.

8. General Provisions.

8.1 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.2 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California, without reference to its conflicts of laws principles. Each party hereby expressly consents to the personal jurisdiction of the state and federal courts located in Los Angeles County, California, with respect to any dispute arising out of or relating to this Agreement or the subject matter hereof.

8.3 No Assignment. This Agreement may not be assigned by Consultant without the Company’s consent, and any such attempted assignment shall be void and of no effect. The Company may assign this Agreement to any affiliate, successor or acquiror, whether by operation of law or otherwise.

8.4 Notices. All notices, requests and other communications under this Agreement must be in writing, and must be sent by registered or certified mail, postage prepaid and return receipt requested, overnight delivery, or facsimile.

8.5 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

8.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.7 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the Company and Consultant. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized representative.

Company:

Bone Biologics, Corp.

By:	/s/ Bruce Stroever
Name:	Bruce Stroever
Title:	Chairman
Address:	175 May Street, Suite 400,
Edison, NJ 08837

Consultant:

T.O. Medical Development Inc.

By:	/s/ Carolyn Hazuka
Name:	Carolyn Hazuka
Title:	President/CEO
Address:	100 Rancho Road, 7-240
Thousand Oaks, CA 91360

Exhibit A

DESCRIPTION OF SERVICES

The Services shall include the following (without limitation):

1.	Office administration;

2.	Support and management of the outside audits of the Company’s financial statements;

3.	Assistance with personnel recruiting;

4.	Support for private placement of the Company’s equity securities, a PIPE, and IPO including preparation of a private placement memorandum (PPM); and all marketing material to support promotion of the Company in all fund raising.

5.	Support for potential strategic transactions for the Company.

6.	Support for the CEO and President for achieving all milestones of the Company

Exhibit B

COMPENSATION

Time Commitment:

At least 15 days/month.

Cash Compensation:

Consultant shall be paid a monthly payment of $15,000, of which $7,500 shall be payable on the 15th of each month and the remaining $7,500 shall be payable on the last day of each month.

Stock Options

Subject to the approval of the Board of Directors, Consultant will be granted warrants (the “Warrant”) to purchase 3% of the Company’s fully diluted shares of $0.001 par value per share Common Stock outstanding as of the date of closing of that certain merger of Bone Biologics Acquisition Corp. with and into Bone Biologics, Inc. pursuant to which Bone Biologics, Inc. will survive and become a wholly-owned subsidiary of the Company at a strike price of $1.00 per share consistent with other warrants issued at closing of the merger. The Warrant will vest over a two-year period from the Effective Date subject to Consultant’s continued Service , with 33.33% of the shares subject to the Warrant becoming vested and exercisable on the date that this Agreement is executed, 33.33% of the shares subject to the Warrant becoming vested and exercisable on the date that is twelve (12) months after the Effective Date.and 33.34% of the shares subject to the Option vesting and becoming exercisable on the date that is twenty-four (24) months after the Effective Date;, however, that all unvested shares subject to the Warrant (and any additional equity awards hereafter issued by the Company to Consultant ) shall fully vest and be exercisable if Consultant’s Service ceases as a result of a Termination without Cause occurring on or within twelve (12) months after a Change in Control (as defined in the Option Plan)).